EXHIBIT 99.1

Community Shores Reports 2009 Full-Year and Fourth Quarter Results

MUSKEGON, Mich., Jan. 29, 2010 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation (“Community Shores”) (Nasdaq:CSHB), Muskegon’s only locally-headquartered, independent community banking organization, today reported a 2009 net loss of $3.68 million, or ($2.51) per diluted share, compared to a net loss of $1.03 million, or ($0.70) per diluted share for 2008. For the 2009 fourth quarter, the Company reported a net loss of $1.51 million, or ($1.03) per diluted share, compared with a net loss of $1.08 million, or ($0.74) per diluted share, for the year-ago fourth quarter. Full-year and quarterly results continue to reflect the impact of higher levels of nonperforming assets compared to the prior-year periods.

Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented on the recession’s continuing impact on the Michigan economy and the Bank’s performance. “Our biggest challenge these days is to assist and advise our borrowers as they deal with the realities of our ailing economy, namely, higher unemployment, weak real estate sales, and declining business activity. We believe we have identified our weaker borrowers and are managing these relationships effectively. However, there are costs associated with those efforts that have significantly detracted from our bottom line.

“Troubled loans appear to have stabilized for the present time, and we are hopeful that we are reaching an equilibrium that is sustainable by both borrowers and the Bank until the economy improves. In the interim, we continue to address those areas of our business where we can have a positive near-term impact, including aggressive steps to reduce controllable overhead expenses and a focus on margin improvement.”

Operating Results

Total revenue, consisting of net interest income and noninterest income, was $8.76 million for 2009 compared to $9.01 million for the prior year. Net interest income for 2009 was $6.79 million, down $104,000 or 1.5 percent, from the $6.89 million earned in 2008. The net interest margin expanded 25 basis points in 2009, or 9.1 percent, from 2.76 percent in 2008 to 3.01 percent for the most recent year, as the favorable impact of maturing high-priced time deposits more than offset a smaller loan portfolio and interest reversed from loans moved to nonaccrual status. Average earning assets were $230.3 million for 2009; they declined by $24.7 million, or 9.7 percent, from the prior year. Ms. Brolick added, “We stabilized net interest income by virtue of stronger margins continuing to offset declines in our portfolio of earning assets. Our fourth quarter net interest margin was 3.30 percent, 64 basis points ahead of last year’s fourth quarter, and 16 basis points up from the third quarter. We anticipate further margin improvements in 2010 as 35 percent of interest-bearing deposits are scheduled to reprice, primarily in the second half of the year.”

Noninterest income was $1.97 million, a decrease of $151,000, or 7.1 percent, from the $2.12 million reported in 2008. Service charges and mortgage banking income, the Bank’s two primary noninterest revenue generators, together accounted for $1.27 million of 2009 noninterest income, a decline of $118,000 or 8.5 percent, from 2008 levels. Service charges on customer deposit accounts declined by $110,000, primarily due to lower overdraft fees as consumer behavior adjusted to the more austere economic environment.

The loan loss provision for 2009 was $2.06 million, of which $1.14 million was added in the fourth quarter. This compares to the $1.94 million provision in 2008, with $1.47 million added in the year-ago fourth quarter. Net charge-offs were $3.18 million, or 1.64 percent of average loans in 2009 compared to $1.20 million, or 0.54 percent of average loans in 2008. In the fourth quarter of 2009, the Company charged-off $692,000, or 1.49 percent of average loans annualized, compared to 0.45 percent and 1.75 percent of average loans annualized in the linked and prior-year quarters, respectively. At year-end 2009, the allowance for loan losses was $3.24 million, or 1.76 percent of total loans, compared with 1.47 percent of total loans in the linked quarter and 2.10 percent of total loans in the year-ago quarter.

Noninterest expense was $10.3 million for 2009 compared to $8.73 million for the year-ago period, up $1.53 million or 17.5 percent. Costs associated with the administration and resolution of higher levels of problem assets increased 2009 noninterest expense by approximately $1.7 million, including foreclosed asset impairments of $1.17 million, up $1.09 million from 2008, and repossession/ collection expenses of $918,000, up $594,000. Also, FDIC insurance premiums increased by $337,000, or 149 percent, year-over-year, including the special assessment of $114,000 recorded in the second quarter. Excluding credit-related and regulatory costs, over which Community Shores has little near-term control, the remaining operating expenses reflect improved control and efficiencies, declining by $488,000, or 6.0 percent from 2008. The largest operating component, namely, salaries and employee benefits, declined by $377,000 or 8.1 percent, to $4.26 million for 2009, due to staff reductions and decreased benefits in 2009.

Balance Sheet

Total assets at December 31, 2009 were $232.7 million, down $22.9 million, or 9.0 percent, from December 31, 2008. Total loans, including loans held for sale, declined by $23.2 million, or 11.2 percent, to $184.3 million at year-end 2009. Ms. Brolick added, “Loan demand is definitely weaker and we are being more selective; at the same time, we are also intentionally shrinking our balance sheet to preserve capital.”

Total deposits were $198.6 million at December 31, 2009, down $21.0 million, or 9.6 percent from year-ago levels. Year-over-year, noninterest-bearing depository accounts increased by $5.75 million, or 30 percent, and now comprise approximately 12.5 percent of total deposits, up from 8.7 percent at 2008 year-end. “We are actively transitioning to a more retail-oriented funding mix. Local deposits continue to grow while our reliance on brokered deposits has declined substantially. Our improved funding costs reflect these shifts,” explained Brolick.

Asset Quality

Ms. Brolick continued, “Although the dollar amount of our nonperforming credits has grown over the past twelve months, the number of troubled and past due relationships remains manageable. We had only ten commercial relationships that were past due at year-end, and two of these represented 67 percent of total commercial dollars past due. We are more confident each quarter that we have identified our major credit risks, and are reserving appropriately.”

Nonperforming assets, consisting of nonperforming loans, loans >90 days past due and still accruing, and foreclosed real estate, were $16.5 million, or 7.10 percent of total assets at December 31, 2009, compared to $15.0 million (6.23 percent of total assets) and $11.9 million (4.66 percent of total assets), at September 30, 2009 and December 31, 2008, respectively. Nonperforming assets increased by $4.6 million year-over-year, but only by $1.5 million compared to the previous quarter. Including 30-89 day delinquencies of $2.16 million and $3.0 million in the totals for the fourth and third 2009 quarters, respectively, there was little growth in troubled assets this quarter. Brolick added, “We were successful in restructuring approximately $1.0 million of troubled loans following the year-end close.”

Capitalization

At December 31, 2009, consolidated shareholders’ equity totaled $11.0 million, a decline of $3.93 million, or 26.3 percent, from December 31, 2008. The Bank remains well-capitalized with a total risk-based capital ratio of 11.0 percent, a four basis point improvement over the prior year-end.

Ms. Brolick concluded, “We have lived with this crisis for more than two years now, and have adjusted to weak loan demand, high unemployment and a depressed real estate market. We anticipate that economic recovery will be slow, and have taken the appropriate steps to reduce our overhead, enhance our revenue stream and manage our problem assets more efficiently. We are committed to maintaining our capital in excess of “well-capitalized levels” as we implement incremental, positive improvements to future earnings performance. As the leading independent community bank in the Muskegon marketplace, we remain committed to meeting the banking needs of our consumers and small businesses. We are partners with our communities on the shared road to recovery.”

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $233 million in assets. The Company's stock is listed on the NASDAQ Capital Market under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com .

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market and other factors, including risk factors referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

COMMUNITY SHORES BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
	Quarterly					Year to date
	2009	2009	2009	2009	2008
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2009	2008

EARNINGS
Net interest income	1,763	1,798	1,643	1,582	1,601	6,786	6,890
Provision for loan and lease losses	1,139	445	130	348	1,465	2,062	1,944
Noninterest income	350	405	640	576	437	1,971	2,122
Noninterest expense	3,349	2,324	2,335	2,249	2,240	10,257	8,727
Pre tax income (expense)	(2,375)	(566)	(183)	(438)	(1,667)	(3,562)	(1,659)
Net Income (loss)	(1,508)	(566)	(1,336)	(271)	(1,083)	(3,681)	(1,027)
Basic loss per share	$(1.03)	$(0.39)	$(0.91)	$(0.18)	$(0.74)	$(2.51)	$(0.70)
Diluted loss per share	$(1.03)	$(0.39)	$(0.91)	$(0.18)	$(0.74)	$(2.51)	$(0.70)
Average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800
Average diluted shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800

PERFORMANCE RATIOS
Return on average assets	-2.54%	-0.89%	-2.06%	-0.42%	-1.66%	-1.46%	-0.38%
Return on average common equity	-48.82%	-17.33%	-37.04%	-7.53%	-27.47%	-26.95%	-6.55%
Net interest margin	3.30%	3.14%	2.85%	2.71%	2.66%	3.01%	2.76%
Efficiency ratio	158.48%	105.52%	102.28%	104.17%	109.90%	117.13%	96.84%
Full-time equivalent employees	71	72	72	74	75	71	75

CAPITAL
End of period equity to assets	4.74%	5.24%	5.22%	5.47%	5.85%	4.74%	5.85%
Tier 1 capital to end of period assets	4.66%	5.12%	5.15%	5.34%	5.68%	4.66%	5.68%
Book value per share	$7.50	$8.60	$8.83	$9.94	$10.18	$7.50	$10.18

ASSET QUALITY
Gross loan charge-offs	698	232	318	1,980	404	3,228	1,261
Net loan charge-offs	692	213	311	1,960	399	3,176	1,196
Net loan charge-offs to avg loans (annualized)	1.49%	0.45%	0.64%	3.90%	0.75%	1.64%	0.54%
Allowance for loan and lease losses	3,237	2,790	2,559	2,739	4,351	3,237	4,351
Allowance for losses to total loans	1.76%	1.47%	1.31%	1.38%	2.10%	1.76%	2.10%
Past due and nonaccrual loans (90 days)	9,152	8,351	6,721	5,992	5,860	9,152	5,860
Past due and nonaccrual loans to total loans	4.97%	4.41%	3.44%	3.02%	2.82%	4.97%	2.82%
Other real estate and repossessed assets	7,363	6,685	7,068	6,453	6,054	7,363	6,054
NPA +90 day past due to total assets	7.10%	6.23%	5.55%	4.66%	4.66%	7.10%	4.66%

END OF PERIOD BALANCES
Loans	184,318	189,325	195,609	198,171	207,508	184,318	207,508
Total earning assets	212,472	220,974	226,148	245,923	235,367	212,472	235,367
Total assets	232,711	241,228	248,369	267,109	255,612	232,711	255,612
Deposits	198,577	203,382	211,657	231,548	219,566	198,577	219,566
Shareholders' equity	11,021	12,631	12,976	14,603	14,946	11,021	14,946

AVERAGE BALANCES
Loans	186,075	190,813	195,487	201,236	212,638	193,355	220,857
Total earning assets	217,766	233,498	235,958	239,499	246,819	230,339	255,041
Total assets	237,094	254,550	258,881	257,968	261,726	252,172	268,833
Deposits	198,962	216,491	221,576	223,007	224,895	214,938	232,912
Shareholders' equity	12,356	13,065	14,427	14,390	15,771	13,661	15,683
Community Shores Bank Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	12/31/09	12/31/08	12/31/09	12/31/08

Interest and dividend income
Loans, including fees	$2,921,581	$3,437,248	$12,297,691	$14,884,209
Securities (including FHLB dividends)	221,788	238,263	952,938	874,576
Federal funds sold and other interest income	1,782	22,036	34,022	211,377
Total interest income	3,145,151	3,697,547	13,284,651	15,970,162
Interest expense
Deposits	1,183,804	1,876,862	5,749,296	8,208,550
Repurchase agreements and federal funds purchased
and other debt	22,773	14,044	59,065	67,762
Federal Home Loan Bank advances and notes payable	175,447	205,234	690,454	803,613
Total interest expense	1,382,024	2,096,140	6,498,815	9,079,925

Net interest income	1,763,127	1,601,407	6,785,836	6,890,237
Provision for loan losses	1,138,967	1,465,377	2,062,267	1,943,976

Net interest income after provision for loan losses	624,160	136,030	4,723,569	4,946,261
Noninterest income
Service charges on deposit accounts	223,055	273,687	905,983	1,016,151
Mortgage loan referral fees	0	0	17,114	0
Gain on sale of loans	73,405	49,348	344,459	369,082
Gain (loss) on sale of securities	(4,375)	0	268,635	0
Gain (loss) on the sale of real estate	(51,746)	0	(73,833)	142,324
Other	109,732	113,536	509,086	594,412
Total noninterest income	350,071	436,571	1,971,444	2,121,969

Noninterest expense
Salaries and employee benefits	1,039,236	1,123,718	4,260,752	4,637,339
Occupancy	149,994	161,396	635,502	650,982
Furniture and equipment	164,588	172,166	667,985	689,695
Advertising	16,203	24,022	76,448	113,417
Data Processing	122,598	122,005	493,495	478,923
Professional services	125,604	100,082	497,357	495,309
Foreclosed asset impairments	871,680	83,271	1,169,742	83,271
Other	859,081	453,083	2,456,029	1,578,356
Total noninterest expense	3,348,984	2,239,743	10,257,310	8,727,292

Loss before income taxes	(2,374,753)	(1,667,142)	(3,562,297)	(1,659,062)
Federal income tax expense (benefit)	(867,135)	(584,431)	118,826	(631,603)
Net loss	$(1,507,618)	$(1,082,711)	$(3,681,123)	$(1,027,459)

Weighted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800
Basic loss per share	$(1.03)	$(0.74)	$(2.51)	$(0.70)
Diluted loss per share	$(1.03)	$(0.74)	$(2.51)	$(0.70)

Community Shores Bank Corporation
Condensed Consolidated Statements of Condition

	December 31,	December 31,	December 31,
	2009	2008	2007
	(Unaudited)	(Audited)	(Audited)

ASSETS
Cash and due from financial institutions	$2,161,388	$3,192,789	$3,329,626
Interest-bearing deposits in other financial institutions	662,700	2,479,012	201,290
Federal funds sold	0	0	4,346,000
Total cash and cash equivalents	2,824,088	5,671,801	7,876,916

Securities
Available for sale	21,650,026	18,769,970	13,194,645
Held to maturity	5,841,421	6,609,620	6,627,534
Total securities	27,491,447	25,379,590	19,822,179

Loans held for sale	1,070,692	2,354,956	2,285,966

Loans	183,247,827	205,153,203	230,219,420
Less: Allowance for loan losses	3,236,756	4,350,903	3,602,948
Net loans	180,011,071	200,802,300	226,616,472

Federal Home Loan Bank stock	404,100	404,100	404,100
Premises and equipment, net	11,293,169	11,869,741	12,488,593
Accrued interest receivable	885,103	1,004,552	1,159,804
Foreclosed assets	7,176,796	5,884,093	567,000
Other assets	1,554,849	2,240,831	2,237,033
Total assets	$ 232,711,315	$ 255,611,964	$ 273,458,063

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$24,884,625	$19,135,831	$16,708,504
Interest-bearing	173,691,984	200,429,709	221,241,941
Total deposits	198,576,609	219,565,540	237,950,445

Federal funds purchased and repurchase agreements	7,000,327	5,813,605	4,400,611
Federal Home Loan Bank advances	6,000,000	6,000,000	6,000,000
Subordinated debentures	4,500,000	4,500,000	4,500,000
Notes payable	5,000,000	4,200,000	4,206,043
Accrued expenses and other liabilities	613,132	586,365	786,639
Total liabilities	221,690,068	240,665,510	257,843,738

Shareholders' Equity
Common Stock, no par value: 9,000,000 shares authorized,
1,468,800 issued and outstanding	13,296,691	13,296,691	13,296,691
Retained earnings	(2,453,039)	1,228,084	2,255,543
Accumulated other comprehensive income	177,595	421,679	62,091

Total shareholders' equity	11,021,247	14,946,454	15,614,325
Total liabilities and shareholders' equity	$ 232,711,315	$ 255,611,964	$ 273,458,063
CONTACT:  Community Shores Bank Corporation:
          Heather D. Brolick, President and CEO
            1-231-780-1845
            hbrolick@communityshores.com
          Tracey A. Welsh, Senior Vice President and CFO
            1-231-780-1847
            twelsh@communityshores.com